EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form F-3ASR No. 333-238867) and our Registration Statement (Form S-8 Nos. 333-11894, 333-13268, 333-105473, 333-144823, 333-144825, 333-160330, 333-170676, 333-13378, 333-190437, 333-210438, 333-230388 and 333-264535) of AudioCodes Ltd. of our reports dated April 24, 2023, with respect to the consolidated financial statements of AudioCodes Ltd., and the effectiveness of internal control over financial reporting of AudioCodes Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2022.

Tel Aviv, Israel
April 24, 2023	/s/ KOST, FORER, GABBAY AND KASIERER
A member of Ernst & Young Global